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                                                                   Exhibit 10.14
                        CODE, HENNESSY & SIMMONS, INC.
                       10 South Wacker Drive, Suite 3175
                           Chicago, Illinois  60606
                               Tel: 312-876-8636
                               Fax: 312-876-3854

Thomas J. Formolo
Vice President

                                 July 11, 1994


Lance E. Erlick
422 Willow Wood Rd.
Palatine, Illinois  60067

Dear Lance:

We are pleased to make this offer to join Omega Cabinets, Ltd. ("Omega") as Chief Financial Officer effective July 18, 1994. As you know, Omega was the first investment originated by Code, Hennessy & Simmons, Inc. in its second fund, having been consummated on June 17, 1994. We are very excited about the prospects for this company, and believe that someone with your background and experience could be a major contributor to the success of the investment. Outlined below are the principal terms of this offer:

 .    Annual base salary of $95,000.

 .    Annual bonus potential equal to 30% of base salary. Actual bonus will be based upon personal performance relative to goals, and company results. The bonus potential for calendar year 1994 will be prorated based upon actual number of months worked in 1994.

 .    Signing bonus of $20,000 to be paid along with your first payroll check in calendar year 1995. This bonus is in lieu of covering any increased costs that you may have as a result of the move which are related to your son's education.

 .    You will be entitled to purchase a 0.75% strip of the securities issued at
     Omega's parent, Omega Holdings, Inc. ("Holdings"). Holdings was capitalized with $12.0 million of 14.0% of 14.0% P.I.K. junior subordinated debt, and $2.0 million of common stock. This strip will, therefore, cost you $105,000. If you choose, the company will finance up to 50.0% of the total cost of this purchase, and you can pay back the note over 5 years at 8.0% interest. If you pay for the entire purchase in cash, your ownership will be fully vested at time of purchase; if you elect to borrow some of the acquisition cost, your ownership will vest as the note is repaid. All investors in Omega own their securities at Holdings.

 .    You will also be eligible to participate in Omega's management stock option program. Based upon individual and company performance, the company would intend to issue an additional, fully diluted 10.0% of Holdings to certain managers over a 5 year period in the form of no cost options exercisable at a slight discount to the then prevailing market value per share. All awards will be made at the discretion of the Board of Directors of Holdings, and may or may not be in proportion to the respective amounts sold to management up front. Furthermore, the timing of the issuance of the Performance Shares may be other than straight line over the period.

 .    Omega will cover all of your actual moving expenses including:

     . customary expenses incurred to sell your home in Palatine including brokerage commissions;

     . reasonable travel, hotel and meal expenses incurred by you and your family while searching for a new home in the Waterloo, Iowa area;

     . customary moving expenses to relocate your family's personal effects to the Waterloo, Iowa area;

     . temporary living expenses until a new owned or rented residence is secured; and
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     .     expenses incurred in connection purchasing a new primary residence including a customary number of mortgage points.

     To the extent that any of these reimbursements would have to be reported by you as income on your personal tax returns, Omega will gross up the amount so as to leave you in an unaffected position.

 .    Three weeks of vacation per year.  You will be entitled to two weeks of vacation for the balance of calendar year 1994.

 .    Participation in all of Omega's other applicable employee welfare plans.

 .    Omega will finance any required continuing education that will enable you to maintain your finance and accounting certifications and memberships.

 .    If you are terminated without cause at any time during the first two years of your employment at Omega, you will be provided with continuing salary payments for 1 year, if you are terminated without cause at any time after the second anniversary of your employment start date, you will be provided with continuing salary payments for 6 months.

If this offer meets with your expectations, please sign in the space allotted below. We believe you will be a great addition to the team at Omega, and look forward to working with you as we pursue our aggressive plans for the business.

Sincerely,



Thomas J. Formolo

                                            Accepted and Agreed

                                            -------------------------------
                                            Lance E. Erlick

                                            Date: 7/15/94

cc:  Andrew W. Code
     Robert J. Bertch


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